As filed with the Securities and Exchange Commission on March 28, 2005

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Input/Output, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	22-2286646
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

12300 Parc Crest Drive
Stafford, Texas 77477
(281) 933-3339
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David L. Roland, Esq.
Vice President, General Counsel and Corporate Secretary
Input/Output, Inc.
12300 Parc Crest Drive
Stafford, Texas 77477
(281) 933-3339

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Marc H. Folladori, Esq.
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
(713) 651-5151

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered(1)	Per Unit(2)	Offering Price(2)	Fee
Common Stock, par value $.01 per share (including the associated preferred stock purchase rights)	15,724,306 shares	$6.44	$101,264,531	$11,919

(1)	The shares of Common Stock of Input/Output, Inc. that may be offered pursuant to this Registration Statement consist of shares issuable upon conversion or redemption of and as dividends on shares of Series D-1 Cumulative Convertible Preferred Stock, par value $.01 per share, issuable under the Agreement dated February 15, 2005, by and between Input/Output, Inc. and Fletcher International, Ltd. Initially, the Series D-1 Shares may be converted into up to 3,812,428 shares of our Common Stock, subject to adjustment, at an initial conversion price of $7.869 per share, also subject to adjustment in certain events. Additionally, Fletcher has the right, commencing August 16, 2005 and expiring on February 16, 2008, subject to extension, to purchase up to an additional 40,000 shares of one or more additional series of Series D Preferred Stock, having similar terms and conditions as the Series D-1 Cumulative Convertible Preferred Stock. The 15,724,306 shares represents 19.99% of our outstanding Common Stock as of the date of our agreement with Fletcher. Pursuant to the agreement, we are not permitted to issue to Fletcher, and Fletcher is not permitted to receive, any shares of Common Stock upon conversion of the Series D shares or any other shares issued under the agreement in excess of this amount, subject to adjustments for stock splits, recombinations, stock dividends and the like. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock issuable upon conversion or redemption of or as dividends on the Series D-1 Cumulative Convertible Preferred Stock by reason of stock splits, stock dividends and other anti-dilution adjustments.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s common stock on March 24, 2005, as reported by the New York Stock Exchange.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2005

PRELIMINARY PROSPECTUS

15,724,306 Shares

Input/Output, Inc.

Common Stock

     This prospectus covers the potential resale of up to 15,724,306 shares of Common Stock, $0.01 par value, of Input/Output, Inc., issuable by us pursuant to rights of conversion or redemption, or in payment of quarterly dividends on shares of our Series D-1 Preferred Stock issued or issuable under the Agreement dated February 15, 2005, between Input/Output, Inc. and Fletcher International, Ltd. (including the entities and persons described elsewhere in this prospectus, “Fletcher”), including, but not limited to, 30,000 shares of our Series D-1 Cumulative Convertible Preferred Stock, par value $0.01 per share, issued under the Agreement. Some or all of the Common Stock so issued may be sold from time to time in market transactions or in other transactions by Fletcher. Fletcher may sell the shares of Common Stock described in this prospectus in various ways and at different times as described in this prospectus, but it is not required to sell any or all of these shares. We do not know if any of these shares of Common Stock will ultimately be issued or whether any of them will be sold pursuant to this prospectus or otherwise. The price to the public for the shares and the proceeds to the selling stockholder at any time will depend upon the terms of such sale. We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholder, but have agreed to bear the expense of registration of the shares. See “Plan of Distribution”.

     Our common stock is traded on the New York Stock Exchange (NYSE) under the symbol “IO”. On March 24, 2005, the last reported sale price of our common stock on the NYSE was $6.26.

     The common stock offered by this prospectus involves risks. See “Risk Factors” beginning on page 3 for a discussion of certain matters that you should consider before purchasing our common stock.

     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2005.

     We have not authorized any selling stockholder, dealer, salesman or other person to give you any information or to make any representations other than those contained in this prospectus and in the documents we incorporate into this prospectus. You should not rely on any information or representations that are not contained in this prospectus or in the documents we incorporate into this prospectus.

     This prospectus is not an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

     Delivery of this prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

     As used in this prospectus, the terms “Input/Output,” “I/O,” “IO,” “company,” “we,” “our,” “ours” and “us” refer to Input/Output, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

     The information contained or incorporated by reference in this prospectus contains references to trademarks, service marks and registered marks of Input/Output and our subsidiaries, as indicated. Except where stated otherwise or unless the context otherwise requires, the terms “VectorSeis,” “VectorSeis System Four,” “Tescorp” and “DigiCourse” refer to our VectorSeis®, VectorSeis System Four®, Tescorp® and DigiCourse® registered marks, and the terms “AZIM,” “True Digital,” “DigiShot,” “DigiRANGE II,” “Applied MEMS,” “System Four Digital-Analog,” “SM-24,” “AHV-IV,” “MRX,” “RSR,” “X-Vib,” “Vib Pro,” “ShotPro,” “GATOR,” “SPECTRA,” “Millennium” and “Image” refer to our AZIM™, True Digital™, DigiShot™, DigiRANGE II™, Applied MEMS™, System Four Digital-Analog™, SM-24™, AHV-IV™, MRX™, RSR™, X-Vib™, Vib Pro™, ShotPro™, GATOR™, SPECTRA™, Millennium™ and Image ™ trademarks and service marks.

PROSPECTUS SUMMARY

     This summary highlights selected information about us and this offering by selling stockholders contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus, including the information under the caption “Risk Factors,” the information we incorporate by reference, and the documents to which we refer you in their entirety.

Our Company

     General. We are a leading provider of seismic imaging technology used by oil and gas companies and seismic contractors for exploration, appraisal, development and reservoir monitoring in both land and marine environments. We add value for our customers by providing technologies and services to collect seismic data and develop geophysical images to find, develop and extract hydrocarbons more quickly and economically. We offer a full suite of related products and services for seismic data acquisition and processing without owning vessels or maintaining crews typically used in the field to acquire seismic data.

     Through recent acquisitions, we have implemented a strategy to reposition our business from being primarily an equipment and technology provider to offering our customers full-seismic imaging technology solutions — from the design and planning of seismic surveys to the acquisition and processing of seismic data. Our seismic data acquisition products are well suited for both traditional three-dimensional (3-D) and time-lapse, or four-dimensional (4-D), data collection as well as more advanced multi-component — or full-wave — seismic data collection techniques. Based on historical revenues, we believe that we are a market leader in numerous product lines, such as geophones, navigation and data management software and marine positioning systems. In addition, we offer advanced seismic data processing and imaging services.

     Our principal executive offices are located at 12300 Parc Crest Drive, Stafford, Texas 77477. Our telephone number at that location is (281) 933-3339.

The Offering

Common stock offered by the selling stockholders	15,724,306 shares

Use of proceeds	All of the proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NYSE symbol	IO

Risk Factors

     An investment in our common stock involves a high degree of risk. For a discussion of certain matters that should be considered by prospective purchasers of our common stock offered hereby, see “Risk Factors” beginning on page 3.

FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

     Examples of other forward-looking statements contained or incorporated by reference in this prospectus include statements regarding:

•	expectations of successfully marketing our products and services to oil and gas company end-users;

•	anticipated timing and success of commercialization and capabilities of products and services under development, and start-up costs associated therewith;

•	our expected revenues, operating profit and net income;

•	future growth rates and margins for certain of our products and services;

•	future levels of capital expenditures;

•	possible future acquisitions;

•	our success in integrating our acquired businesses;

•	our expectations regarding future mix of business and future asset recoveries;

•	future cash needs and future sources of cash;

•	the adequacy of our future liquidity and capital resources;

•	future demand for seismic equipment and services;

•	future seismic industry fundamentals;

•	future oil and gas commodity prices;

•	the outcome of pending or threatened disputes and other contingencies;

•	future worldwide economic conditions;

•	our expectations regarding realization of deferred tax assets;

•	our beliefs regarding accounting estimates we make; and

•	results from our current or future strategic alliances.

     These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. Our results of operations can be affected by inaccurate assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors”. Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions.

RISK FACTORS

     An investment in our common stock involves risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus, including the documents it incorporates by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus or in the documents it incorporates by reference. While we cannot identify all of the risk factors that may cause actual results to vary from our expectations, we believe the following risk factors that relate to our current and anticipated business should be considered carefully.

The loss of any significant customer could materially and adversely affect our results of operations and financial condition.

     We have traditionally relied on a relatively small number of significant customers. Consequently, our business is exposed to the risks related to customer concentration. For the year ended December 31, 2004 and 2003, approximately 15% and 28%, respectively, of our consolidated net sales related to one Chinese customer. The loss of any of our significant customers or deterioration in our relations with any of them could materially and adversely affect our results of operations and financial condition.

Our operating results may fluctuate from period to period and we are subject to seasonality factors.

     Our operating results are subject to fluctuations from period to period, as a result of new product or service introductions, the timing of significant expenses in connection with customer orders, unrealized sales, the product mix sold and the seasonality of our business. Because many of our products feature a high sales price and are technologically complex, we generally have experienced long sales cycles for these products and historically incur significant expense at the beginning of these cycles for component parts and other inventory necessary to manufacture a product in anticipation of a future sale, which may not ultimately occur. In addition, the revenues from our sales can vary widely from period to period due to changes in customer requirements. These factors can create fluctuations in our net sales and results of operations from period to period. Variability in our overall gross margins for any quarter, which depend on the percentages of higher-margin and lower-margin products and services sold in that quarter, compounds these uncertainties. As a result, if net sales or gross margins fall below expectations, our operating results and financial condition will likely be adversely affected. Additionally, our business is seasonal in nature, with weakest demand typically experienced in the second and third calendar quarters, and the strongest demand typically in the first and fourth calendar quarters of each year.

     Due to the relatively high sales price of many of our products and data libraries and relatively low unit sales volume, our quarterly operating results have historically fluctuated from period to period due to the timing of orders and shipments and the mix of products and services sold. This uneven pattern has made financial predictions for any given period difficult, increases the risk of unanticipated variations in our quarterly results and financial condition and places challenges on our inventory management. Also, delays in shipping or delivering products in a given quarter could significantly affect our results of operations for that quarter. Fluctuations in our quarterly operating results may cause greater volatility in the price of our common stock and convertible notes.

We derive a substantial amount of our revenues from foreign sales, which pose additional risks.

     Sales to customers outside of North America accounted for approximately 73% of our consolidated net sales in 2004, and we believe that export sales will remain a significant percentage of our revenue. United States export restrictions affect the types and specifications of products we can export. Additionally, to complete certain sales, United States laws may require us to obtain export licenses, and we cannot assure you that we will not experience difficulty in obtaining these licenses. Operations and sales in countries other than the United States are subject to various risks peculiar to each country. With respect to any particular country, these risks may include:

•	expropriation and nationalization;

•	political and economic instability;

•	armed conflict and civil disturbance;

•	currency fluctuations, devaluations and conversion restrictions;

•	confiscatory taxation or other adverse tax policies;

•	tariff regulations and import/export restrictions;

•	customer credit risk;

•	governmental activities that limit or disrupt markets, or restrict payments or the movement of funds; and

•	governmental activities that may result in the deprivation of contractual rights.

     There is increasing risk that our collections cycle will further lengthen as we anticipate a larger percentage of our sales will be to foreign customers, particularly those in China and the former Soviet Union (or Commonwealth of Independent States).

     The majority of our foreign sales are denominated in United States dollars. An increase in the value of the dollar relative to other currencies will make our products more expensive, and therefore less competitive, in foreign markets.

     In addition, we are subject to taxation in many jurisdictions and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Our tax returns are subject to routine examination by taxing authorities, and these examinations may result in assessments of additional taxes, penalties and/or interest.

The GXT and Concept Systems acquisitions have increased our exposure to the risks experienced by more technology-intensive companies.

     The businesses of GX Technology Corporation (GXT) and Concept Systems Holdings Limited (Concept Systems), being more concentrated in software, processing services and proprietary technologies than our traditional business, have exposed us to the risks typically encountered by smaller technology companies that are more dependent on proprietary technology protection and research and development. These risks include:

•	future competition from more established companies entering the market;

•	product obsolescence;

•	dependence upon continued growth of the market for seismic data processing;

•	the rate of change in the markets for GXT’s and Concept Systems’ technology and services;

•	research and development efforts not proving sufficient to keep up with changing market demands;

•	dependence on third-party software for inclusion in GXT’s and Concept Systems’ products and services;

•	misappropriation of GXT’s or Concept Systems’ technology by other companies;

•	alleged or actual infringement of intellectual property rights that could result in substantial additional costs;

•	difficulties inherent in forecasting sales for newly developed technologies or advancements in technologies;

•	recruiting, training and retaining technically skilled personnel that could increase the costs for GXT or Concept Systems, or limit their growth; and

•	the ability to maintain traditional margins for certain of their technology or services.

We may not realize the anticipated benefits of our acquisitions of GXT or Concept Systems or be successful in integrating their operations, personnel or technology.

     There can be no assurance that the anticipated benefits of our acquisitions of GXT or Concept Systems will be realized or that our integration of their operations, personnel and technology will be successful. Likewise, no assurances can be given that our business plan with respect to GXT’s or Concept Systems’ services and products will prove successful. The integration of these companies into our operations will require the experience and expertise of managers and key employees of GXT and Concept Systems who are expected to be retained by us. There can be no assurance that these managers and key employees of GXT and Concept Systems retained by us will remain with us for the time period necessary to successfully integrate their companies into our operations.

Future technologies and businesses that we may acquire may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

     An important aspect of our current business strategy is to seek new technologies, products and businesses to broaden the scope of our existing and planned product lines and technologies. While we believe that these acquisitions complement our technologies and our general business strategy, there can be no assurance that we will achieve the expected benefit of these acquisitions.

     In addition, these acquisitions may result in unexpected costs, expenses and liabilities. For example, during 2002, we acquired certain assets of S/N Technologies and, in April 2003, we invested $3.0 million in Energy Virtual Partners, Inc. (EVP). These transactions were not successful; in 2003, we completely wrote down the costs of the assets we purchased from S/N Technologies and wrote down our investment in EVP to its liquidation value of $1.0 million.

     Acquisitions expose us to:

•	increased costs associated with the acquisition and operation of the new businesses or technologies and the management of geographically dispersed operations;

•	risks associated with the assimilation of new technologies, operations, sites and personnel;

•	the possible loss of key employees and costs associated with their loss;

•	risks that any technology we acquire may not perform as well as we had anticipated;

•	the diversion of management’s attention and other resources from existing business concerns;

•	the potential inability to replicate operating efficiencies in the acquired company’s operations;

•	potential impairments of goodwill and intangible assets;

•	the inability to generate revenues to offset associated acquisition costs;

•	the requirement to maintain uniform standards, controls, and procedures;

•	the impairment of relationships with employees and customers as a result of any integration of new and inexperienced management personnel; and

•	the risk that acquired technologies do not provide us with the benefits we anticipated.

     Integration of the acquired businesses requires significant efforts from each entity, including coordinating existing business plans and research and development efforts. Integrating operations may distract management’s attention from the day-to-day operation of the combined companies. If we are unable to successfully integrate the operations of acquired businesses, our future results will be negatively impacted.

We are exposed to risks related to complex, highly technical products.

     System reliability is an important competitive consideration for seismic data acquisition systems. Our customers often require demanding specifications for product performance and reliability. Because many of our products are complex and often use unique advanced components, processes, technologies and techniques, undetected errors and design and manufacturing flaws may occur. Even though we attempt to assure that our systems are always reliable in the field, the many technical variables related to their operations can cause a combination of factors that can and have, from time to time, caused performance issues with certain of our products. Product defects result in higher product service, warranty and replacement costs and may affect our customer relationships and industry reputation, all of which may adversely impact our results of operations. Despite our testing and quality assurance programs, undetected errors may not be discovered until the product is purchased and used by a customer in a variety of field conditions. If our customers deploy our new products and they do not work correctly, our relationship with our customers may be materially and adversely affected.

     Both our new VectorSeis System Four Digital-Analog land acquisition system and VectorSeis Ocean-redeployable seabed acquisition system experienced a number of undetected errors or “bugs” when first introduced. This is not unusual in the development and release of new technologically-advanced products. Also, the inexperience of customers in using these new products exacerbates any problems. We believe that our System Four Digital-Analog land acquisition system contains significant design improvements in both field troubleshooting and reliability compared to legacy analog land acquisition systems, and that the system has now generally achieved expected reliability and performance levels. However, until we have more field experience with the product in a wide variety of operational conditions, we cannot be certain that problems will not arise. We believe the VectorSeis Ocean seabed system is the first system of its type, integrating digital sensors, radio telemetry, data management and quality control systems, all deployed on the seabed. As a result of its recent development and advanced and complex nature, we continue to experience occasional unrelated performance issues with the VectorSeis Ocean seabed system and continue to refine the system and its components to reflect field experiences encountered in their operation.

     During 2004, we sold our first VectorSeis Ocean redeployable seabed acquisition system to Reservoir Exploration Technology A.S., a Norwegian start-up seismic contractor (RXT). RXT is under contract with our subsidiary, GXT, to obtain seismic data for a major oil company. RXT is using the VectorSeis Ocean seabed system to acquire the data. If for any reason RXT were unable to complete its obligations to acquire the seismic data as required by the oil company, GXT could potentially be liable to the oil company for certain contractual remedies, including reimbursing the oil company for the excess cost for acquiring the data by other means, which could possibly cause a loss to GXT on the contract.

We may not gain rapid market acceptance for our VectorSeis products, which could materially and adversely affect our results of operations and financial condition.

     We have spent considerable time and capital developing our VectorSeis product lines. Because VectorSeis products rely on a new digital sensor, our ability to sell our VectorSeis products will depend on acceptance of our digital sensor and technology solutions by geophysical contractors and exploration and production companies. If our customers do not believe that our digital sensor delivers higher quality data with greater operational efficiency, our results of operations and financial condition will be materially and adversely affected.

We have developed outsourcing arrangements with third parties to manufacture some of our products. If these third parties fail to deliver quality products or components at reasonable prices on a timely basis, we may alienate some of our customers and our revenues, profitability and cash flow may decline.

     As part of our strategic direction, we are increasing our use of contract manufacturers as an alternative to our own manufacture of products. As an example, in December 2004, we sold to another company our Applied MEMS business that manufactures micro-electro-mechanical system (MEMS) products that are a necessary component in many of our products. If, in implementing any outsource initiative, we are unable to identify contract manufacturers willing to contract with us on competitive terms and to devote adequate resources to fulfill their obligations to us or if we do not properly manage these relationships, our existing customer relationships may suffer. In addition, by undertaking these activities, we run the risk that the reputation and competitiveness of our products and services may deteriorate as a result of the reduction of our control over quality and delivery schedules. We also may experience supply interruptions, cost escalations and competitive disadvantages if our contract manufacturers fail to develop, implement, or maintain manufacturing methods appropriate for our products and customers.

     If any of these risks are realized, our revenues, profitability and cash flow may decline. In addition, as we come to rely more heavily on contract manufacturers, we may have fewer personnel resources with expertise to manage problems that may arise from these third-party arrangements.

An oversupply of seismic data has adversely affected our operations and significantly reduced our operating margins and income and may continue to do so in the future.

     Since the late 1990’s there has been an industry-wide oversupply of speculative surveys conducted and collected by geophysical contractors, who have lowered prices to their customers for these surveys in order to recover investments in assets used to conduct 3-D surveys. In recent years, these circumstances have adversely affected our results of operations and financial condition. Particularly during periods of reduced levels of exploration for oil and gas, the oversupply of seismic data and downward pricing pressures limit our ability to meet sales objectives and maintain profit margins for our products and sustain growth of our business. These industry conditions have reduced, and if continued into the future, will further reduce, our revenues and operating margins.

Technological change in the seismic industry requires us to make substantial research and development expenditures.

     The markets for our products are characterized by changing technology and new product introductions. We must invest substantial capital to maintain a leading edge in technology, with no assurance that we will receive an adequate rate of return on such investments. If we are unable to develop and produce successfully and timely new and enhanced products and services, we will be unable to compete in the future and our business, our results of operations and financial condition will be materially and adversely affected.

Our outsourcing relationships may require us to purchase inventory when demand for products produced by third-party manufacturers is low.

     Under a few of our outsourcing arrangements, our manufacturing outsourcers purchase agreed-upon inventory levels to meet our forecasted demand. Since we typically operate without a significant backlog of orders for our products, our manufacturing plans and inventory levels are principally based on sales forecasts. If demand proves to be less than we originally forecasted, these manufacturing outsourcers have the right to require us to purchase any excess or obsolete inventory. Should we be required to purchase inventory under these provisions, we may be required to hold inventory that we may never utilize. To date, we have not been required to purchase any significant amounts of excess inventory under our outsourcing arrangements, and we have no existing obligation to purchase any significant amounts of excess inventory.

We may be unable to obtain broad intellectual property protection for our current and future products and we may become involved in intellectual property disputes.

     We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technologies. We believe that the technological and creative skill of our employees, new product developments, frequent product enhancements, name recognition and reliable product maintenance are the foundations of our competitive advantage. Although we have a considerable portfolio of patents, copyrights and trademarks, these property rights offer us only limited protection. Our competitors may attempt to copy aspects of our products despite our efforts to protect our proprietary rights, or may design around the proprietary features of our products. Policing unauthorized use of our proprietary rights is difficult, and we are unable to determine the extent to which such use occurs. Our difficulties are compounded in certain foreign countries where the laws do not offer as much protection for proprietary rights as the laws of the United States.

     Third parties inquire and claim from time to time that we have infringed upon their intellectual property rights. Any such claims, with or without merit, could be time consuming, result in costly litigation, result in injunctions, require product modifications, cause product shipment delays or require us to enter into royalty or licensing arrangements. Such claims could have a material adverse affect on our results of operations and financial condition.

Further consolidation among our significant customers could materially and adversely affect us.

     Historically, a relatively small number of customers has accounted for the majority of our net sales in any period. In recent years, our traditional seismic contractor customers have been rapidly consolidating, thereby consolidating the demand for our products. The loss of any of our significant customers to further consolidation could materially and adversely affect our results of operations and financial condition.

Our operations, and the operations of our customers, are subject to numerous government regulations, which could adversely limit our operating flexibility.

     Our operations are subject to laws, regulations, government policies and product certification requirements worldwide. Changes in such laws, regulations, policies or requirements could affect the demand for our products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on our future operating results. Our export activities are also subject to extensive and evolving trade regulations. Certain countries are subject to restrictions, sanctions and embargoes imposed by the United States government. These restrictions, sanctions and embargoes also prohibit or limit us from participating in certain business activities in those countries. Our operations are subject to numerous local, state and federal laws and regulations in the United States and in foreign jurisdictions concerning the containment and disposal of hazardous materials, the remediation of contaminated properties and the protection of the environment. These laws have been changed frequently in the past, and there can be no assurance that future changes will not have a material adverse effect on us. In addition, our customers’ operations are also significantly impacted by laws and regulations concerning the protection of the environment and endangered species. Consequently, changes in governmental regulations applicable to our customers may reduce demand for our products. For instance, regulations regarding the protection of marine mammals in the Gulf of Mexico may reduce demand for our airguns and other marine products. To the extent that our customer’s operations are disrupted by future laws and regulations, our business and results of operations may be materially and adversely affected.

Disruption in vendor supplies will adversely affect our results of operations.

     Our manufacturing processes require a high volume of quality components. Certain components used by us are currently provided by only one supplier. We may, from time to time, experience supply or quality control problems with suppliers, and these problems could significantly affect our ability to meet production and sales commitments. Reliance on certain suppliers, as well as industry supply conditions, generally involve several risks, including the possibility of a shortage or a lack of availability of key components and increases in component costs and reduced control over delivery schedules; any of these could adversely affect our future results of operations.

We may not be able to generate sufficient cash flows to meet our operational, growth and debt service needs.

     Our cash and cash equivalents declined from $59.5 million at December 31, 2003 to $14.9 million at December 31, 2004, a decrease of $44.6 million, primarily related to our acquisitions of GXT and Concept Systems in 2004 and costs of building inventory for anticipated sales. Our ability to fund our operations, grow our business and to make scheduled payments on our indebtedness and our other obligations will depend on our financial and operating performance, which in turn will be affected by general economic conditions in the energy industry and by many financial, competitive, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of capital will be available to us in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs.

     If we are unable to generate sufficient cash flows to fund our operations, grow our business and satisfy our debt obligations, we may have to undertake additional or alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our inability to generate sufficient cash flows to satisfy debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the notes.

We are exposed to risks relating to the effectiveness of our internal controls.

     In connection with the audit of our financial statements as of and for the year ended December 31, 2003, our management, in consultation with PricewaterhouseCoopers LLP (PwC), our independent accountants, identified and reported to the audit committee of our board of directors certain matters involving internal control deficiencies related to our Pelton subsidiary that we and PwC considered to be a reportable condition under the standards then in effect as established by the American Institute of Certified Public Accountants. The identified internal control deficiency concerned inadequate procedures in place for the personnel at this subsidiary to perform and complete an accurate year-end physical inventory count. However, the control deficiency did not result in an audit adjustment. During 2004, we implemented a number of procedures to strengthen our internal controls, including procedures to prepare us to comply with the new annual internal controls assessment and attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and the related SEC rules. While we have completed our evaluation procedures and our management has certified (and PwC has attested) that our internal control over financial reporting was effective as of December 31, 2004, we may experience controls deficiencies or weaknesses in the future, which could adversely impact the accuracy and timeliness of our future financial reporting and reports and filings we make with the SEC.

The addition of the GXT business may alienate a number of our traditional seismic contractor customers with whom GXT competes and adversely affect sales to and revenues from those customers.

     GXT’s business in processing seismic data competes with a number of our traditional customers that are seismic contractors. Many of these companies not only offer their customers — generally major, independent and national oil companies — the traditional services of conducting seismic surveys, but also the processing and interpretation of the data acquired from those seismic surveys. In that regard, GXT’s processing services directly compete with these contractors’ service offerings and may adversely affect our relationships with them, which could result in reduced sales and revenues from these seismic contractor customers.

Our stock price may fluctuate, and your investment in our stock could decline in value.

     The trading volume of our common stock may contribute to its volatility, and an active trading market may not continue.

     If substantial amounts of our common stock were to be sold in the public market, the market price of our common stock could decline. Some of the other factors that can affect our stock price are:

•	future demand for seismic equipment and services;

•	the announcement of new products, services or technological innovations by us or our competitors;

•	the adequacy of our liquidity and capital resources;

•	consolidation among our significant customers;

•	continued variability in our revenues or earnings;

•	changes in quarterly revenue or earnings estimates for us made by the investment community;

•	speculation in the press or investment community about our strategic position, financial condition, results of operations, business or significant transactions; and

•	general perception of the energy or technology sectors of the economy.

     The market price of our common stock may also fluctuate significantly in response to factors that are beyond our control. The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies have also been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of our investors’ stock.

If we, our optionholders or our existing stockholders holding registration rights, sell additional shares of our common stock in the future, the market price of our common stock could decline.

     The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market in the future, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

     At March 18, 2005, we had outstanding stock options to purchase up to 7,449,034 shares of our common stock, of which 3,770,382 shares were fully vested and subject to resale upon exercise of options. In addition, there were 332,999 outstanding shares of restricted stock.

     Pursuant to our Agreement with Fletcher, Fletcher has the ability to sell the shares of our common stock covered by this prospectus that may be issued to Fletcher upon conversion or redemption of or as dividends on the Series D-1 Shares.

     Approximately 5,794,000 of our shares of common stock are subject to registration rights held by Laitram, L.L.C., which has piggyback registration rights with respect to approximately 7.4% of our outstanding common stock as of March 18, 2005. We also may enter into additional registration rights agreements in the future in connection with any subsequent acquisitions we may undertake. Any sales of our common stock under these registration rights arrangements with Laitram or other stockholders could be negatively perceived in the trading markets and negatively affect the price of our common stock. Sales of a substantial number of our shares of common stock in the public market under these arrangements, or the expectation of such sales, could cause the market price of our common stock to decline.

Conversion of the Series D-1 Shares or our outstanding convertible notes will dilute the ownership interests of existing stockholders.

     The conversion of the Series D-1 Shares into shares of our common stock by Fletcher will dilute the ownership interests of existing stockholders. In addition, in December 2003, we issued $60.0 million of convertible unsecured notes, which mature in December 2008. The conversion of some or all of these convertible notes will dilute the ownership interests of existing stockholders. Sales in the public market of shares of common stock issued upon conversion would apply downward pressure on their prevailing market prices. In addition, the very existence of the convertible notes represent a future issuance, and perhaps a future sale, of our common stock to be acquired on conversion, which could also depress trading prices for our common stock.

Our certificate of incorporation and bylaws, Delaware law, our stockholder rights plan and contractual provisions under our Agreement with Fletcher contain provisions that could discourage another company from acquiring us.

     Provisions of Delaware law, our certificate of incorporation, bylaws, stockholder rights plan and our Agreement with Fletcher may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which you might otherwise receive a premium for shares of our common stock. These provisions include:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	providing for a dividend on our common stock, commonly referred to as a “poison pill,” which can be triggered after a person or group acquires, obtains the right to acquire, or commences a tender or exchange offer to acquire, 20% or more of our outstanding common stock;

•	providing for a classified board of directors with staggered terms;

•	requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and by-laws;

•	eliminating the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	requiring an acquiring party to be obligated to assume all of our obligations under our Agreement with Fletcher and the terms of the Series D-1 Shares set forth in our certificate of incorporation, including the dividend, liquidation, conversion, redemption, voting and share registration provisions and the rights of Fletcher to purchase additional series of our Series D Preferred Stock.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDER

          The 15,724,306 shares of our Common Stock covered by this prospectus consist of shares of our Common Stock that may be issued to Fletcher upon conversion or redemption of or as dividends on the Series D-1 Shares. Initially, the Series D-1 Shares may be converted into up to 3,812,428 shares of our Common Stock, subject to adjustment, at an initial conversion price of $7.869 per share, also subject to adjustment in certain events. Additionally, Fletcher has the right, commencing August 16, 2005 and expiring on February 16, 2008, subject to extension, to purchase up to an additional 40,000 shares of one or more additional series of Series D Preferred Stock, having similar terms and conditions as the Series D-1 Cumulative Convertible Preferred Stock. The 15,724,306 shares represents 19.99% of our outstanding Common Stock as of the date of our agreement with Fletcher. Pursuant to the agreement, we are not permitted to issue to Fletcher, and Fletcher is not permitted to receive, any shares of Common Stock upon conversion of the Series D shares or any other shares issued under the agreement in excess of this amount, subject to adjustments for stock splits, recombinations, stock dividends and the like. As used in this prospectus, “selling stockholder” means Fletcher International, Ltd. and donees, pledgees, transferees or other successors-in-interest selling shares received from Fletcher International, Ltd. as a gift, pledge, distribution or other transfer not involving a sale of our stock pursuant to this prospectus. Fletcher has not held any position or office nor has it had any other material relationship with us or any of our affiliates within the past three years other than as a result of its ownership of shares of equity securities.

          The following table provides certain information with respect to Fletcher, including Fletcher’s beneficial ownership of our Common Stock as of March 15, 2005, and as adjusted to give effect to the sale of the shares covered by this prospectus. The amounts set forth below are based upon information provided to us by representatives of Fletcher, and our records, as of March 15, 2005, and are accurate to the best of our knowledge. As of the date of this prospectus, Fletcher has not converted or redeemed any of the Series D-1 Cumulative Convertible Preferred Stock and no shares of Common Stock have been issued as dividends on the Series D-1 Cumulative Convertible Stock. It is possible that Fletcher may have acquired, sold, transferred or otherwise disposed of shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act, since the date on which it provided the information to us regarding the shares beneficially owned by it. This table assumes that Fletcher will offer for sale all of its shares of our Common Stock. We do not know whether Fletcher will convert or redeem the Series D-1 Shares or whether it will offer for sale any or all of the Common Stock covered by this prospectus.

          Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

	Common Stock Deemed			Percentage of All
	Beneficially Owned		Common Stock to be	Common Stock to be
	Prior to the	Common Stock	Owned After	Owned After
Name	Offering (1)	Offered Hereby (2)	Offering (3)	Offering (3)
Fletcher International, Ltd.	15,886,306	15,724,306	162,000	*

*	Less than 1%

(1)	Includes 15,724,306 shares deemed to be beneficially owned due to Fletcher’s right to convert the Series D-1 Preferred Stock into Common Stock.

(2)	We are contractually obligated to register a number of shares equal to not less than 15,724,306 pursuant to the Agreement.

(3)	Assumes Fletcher will receive all shares of Common Stock included in this table and sell all such shares under this prospectus.

          The securities listed above include outstanding securities held in one or more accounts managed by Fletcher Asset Management, Inc. (“FAM”) for Fletcher. FAM is an investment adviser to Fletcher and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. Pursuant to an investment advisory agreement between FAM and Fletcher, FAM has the authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Exchange Act, Fletcher and FAM may each be deemed to beneficially own the securities registered under the registration statement of which this prospectus is a part. In addition, by virtue of Alphonse Fletcher, Jr.’s position as Chairman and Chief Executive Officer of FAM, Mr. Fletcher may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. For these reasons, Mr. Fletcher may also be deemed to be a beneficial owner of these securities.

PLAN OF DISTRIBUTION

          The shares being offered by the selling stockholder have been or will be issued pursuant to an exemption from the registration provisions of the Securities Act. The shares may be sold or distributed from time to time by the selling stockholder, or by pledgees, donees, or transferees of, or other successors-in-interest to, the selling stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals and will act independently of us in making decisions with respect to the timing, manner and size of each sale.

          The shares may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	otherwise negotiated prices.

          The shares may be sold by one or more of, or a combination of, the following methods, in addition to any other method permitted under this prospectus:

•	a block trade in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus,

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	privately negotiated transactions,

•	by pledge to secure debts or other obligations,

•	put or call transactions,

•	“at the market” to or through market makers or into an existing market for our common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	to cover hedging transactions made pursuant to this prospectus, or

•	underwritten offerings.

          If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In making sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

          In connection with the sale of shares, the selling stockholder may, subject to the terms of its Agreement with us, (1) enter into transactions with brokers, dealers or others, who in turn may engage in sales, including short sales, of the shares in the course of hedging the positions they assume, (2) deliver shares to close out positions entered into with brokers, dealers or others or (3) loan shares to brokers, dealers or others that may in turn sell such shares. The brokers, dealers or others referred to in (1) above may engage in those transactions referred to in (1), (2) or (3) above through this prospectus. The selling stockholder may enter into option, swap or other transactions with broker-dealers, other financial institutions or others that require the delivery to the broker-dealers, financial institutions or others of the shares. The broker-dealer or other financial institution or others may then resell or transfer these shares through this prospectus. The selling stockholder may also loan or pledge their shares to a broker-dealer or other financial institution. The broker-dealer or financial institution may sell the shares which are loaned or pursuant to a right to rehypothecate while pledged or, upon a default, the broker-dealer or other financial institution may sell the pledged shares by use of this prospectus. The broker-dealer or other financial institution may use shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of shares. Some or all of the shares offered in this prospectus may also be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers may be changed at different times.

          The selling stockholder may pay usual and customary or specifically negotiated underwriting discounts and concessions or brokerage fees or commissions in connection with their sales.

          The selling stockholder and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling stockholder or any purchaser relating to the purchase or sale of shares under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act relating to the sale of any shares.

          To the extent required by the Securities Act, a prospectus supplement will be filed and disclose the specific number of shares of common stock to be sold, the name of the selling stockholder, the purchase price, the public offering price, the names of any agent, dealer or underwriter, and any applicable commissions paid or discounts or concessions allowed with respect to a particular offering and other facts material to the transaction. Compensation for or to a particular underwriter or broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of the sale. We have agreed to bear certain expenses of registration of the common stock under federal and state securities laws and of any offering and sale hereunder but not certain other expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares. The aggregate proceeds to the selling stockholder from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions, if any, and other expenses of issuance and distribution not borne by us. We will not receive any of the proceeds from the sale of the shares offered by this prospectus.

          We also have agreed to indemnify the selling stockholder, and the selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares, from certain damages or liabilities arising out of or based upon any untrue or alleged untrue statement of a material fact contained in, or material omission or alleged omission from, the registration statement of which this prospectus is a part, except to the extent the untrue or alleged untrue statement or omission or alleged omission was made in reliance upon written information furnished for inclusion herein by such selling stockholder.

          We have agreed to file this registration statement with the SEC for the benefit of Fletcher and to use our best efforts to keep it effective until the earlier of:

•	the later of:

▪	the second anniversary of the final issuance of shares of our common stock under our Agreement with Fletcher; and

▪	the date that all of the shares of our common stock issued or issuable to Fletcher can be sold by Fletcher or its affiliates immediately without compliance with the registration requirements of the Securities Act pursuant to Rule 144 of the Securities Act; or

•	the date that all of the shares of our common stock issued or issuable to Fletcher have been sold by Fletcher and its affiliates.

          Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

          The shares may be sold through registered or licensed brokers or dealers if required under applicable state securities laws. Additionally, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. We cannot assure you that the selling stockholder will sell any or all of the common stock offered hereunder.

LEGAL MATTERS

     Fulbright & Jaworski L.L.P., Houston, Texas, has passed on certain legal matters with respect to the shares of common stock offered hereunder.

EXPERTS

     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of GX Technology Corporation as of June 30, 2003 and June 30, 2002, and for each of the three years in the period ended June 30, 2003, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in the Current Report on Form 8-K/A of Input/Output, Inc. filed on December 29, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 14 of that report), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding our company and our common stock, please see the registration statement and our filings with the SEC, which you may read without charge at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Our Internet website address is http://www.i-o.com.

     We furnish holders of our common stock with annual reports containing financial statements audited by our independent registered public accounting firm in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

     Our common stock is listed on the NYSE and we are required to file reports, proxy statements and other information with the NYSE. You may read any document we file with the NYSE at the offices of The New York Stock Exchange, Inc. which is located at 20 Broad Street, New York, New York.

     Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following that we have filed with the SEC are incorporated herein by reference:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004.

•	Our Current Report on Form 8-K filed on March 22, 2005.

•	Our Current Report on Form 8-K filed on March 28, 2005, regarding our acquisition of GX Technology Corporation.

•	Our Current Report on Form 8-K filed on February 17, 2005, to the extent the information therein was filed with the SEC.

•	Our Current Report on Form 8-K/A filed on December 29, 2004, regarding our acquisition of GX Technology Corporation.

•	The description of our common stock contained in our Form 8-A dated October 14, 1994 filed under Section 12(b) of the Exchange Act, as amended by our Current Report on Form 8-K filed on February 8, 2002.

•	Our Form 8-A12B filed on January 27, 1997 and our Form 8-A12B/A filed on May 7, 1999.

     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of the offering by this prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of those documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

Input/Output, Inc.
12300 Parc Crest Drive
Stafford, Texas 77477
Tel: (281) 933-3339
Attention: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     An estimate (other than the SEC registration fee) of the fees and expenses of issuance and distribution of the securities offered hereby (all of which will be paid by Input/Output, Inc. (I/O)) is as follows:

SEC registration fee	$11,919
Legal fees and expenses	20,000
Accounting fees and expenses	30,000
Printing expenses	8,000

Total	$69,919

Item 15. Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware (DGCL) permits I/O and its stockholders to limit directors’ exposure to liability for certain breaches of the directors’ fiduciary duty, either in a suit on behalf of I/O or in an action by stockholders of I/O. The Restated Certificate of Incorporation of I/O, as amended (the Charter) provides that a director of I/O shall not be personally liable to I/O or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to I/O or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Amended and Restated Bylaws (the Bylaws) of I/O provide that I/O shall, to the full extent permitted by applicable laws (including the DGCL), indemnify its directors, officers, employees and agents with respect to expenses (including counsel fees), judgments, fines, penalties, other liabilities and amounts incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding to which such person is or was a party, or is or was threatened to be made a party, by reason of the fact that such person is or was serving as a director, officer, employee or agent of I/O or any of its subsidiaries, or is or was serving at the request of I/O or any of its subsidiaries as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws provide that the indemnification provided pursuant to the Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any provision of law, certificate of incorporation, bylaws, governing documents, agreement, vote of stockholders or disinterested directors or otherwise. I/O has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, I/O has agreed to indemnify its officers and directors against certain liabilities.

     I/O maintains a standard form of officers’ and directors’ liability insurance policy which provides coverage to the officers and directors of I/O for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 16. Exhibits.

     The exhibits listed in the Exhibit Index are filed as part of this Registration Statement.

Exhibit
Number	Description
4.1	Specimen Certificate for shares of Common Stock, incorporated by reference to Exhibit F of the Company’s Registration Statement on Form 8-A dated October 17, 1994, and incorporated herein by reference.

4.2	Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the Company’s Transition Report on Form 10-K for the seven months ended December 31, 2000, and incorporated herein by reference.

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated October 10, 1966, incorporated by reference to the Company’s Form 10-K for the year ended December 31, 2003.

**4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated ___________.

Exhibit
Number	Description
4.5	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2002.

4.6	Form of Certificate of Designation, Preference and Rights of Series A Preferred Stock of Input/ Output, Inc., filed as Exhibit 2 to the Company’s Registration Statement on Form 8-A dated January 27, 1997 (attached as Exhibit 1 to the Rights Agreement referenced in Exhibit 4.6), and incorporated herein by reference.

4.7	Rights Agreement, dated as of January 17, 1997, by and between Input/Output, Inc. and Harris Trust and Savings Bank, as Rights Agent, including exhibits thereto, filed as Exhibit 4 to the Company’s Form 8-A dated January 27, 1997, and incorporated herein by reference.

4.8	First Amendment to Rights Agreement by and between the Company and Harris Trust and Savings Bank as Rights Agent, dated April 21, 1999, filed as Exhibit 10.3 to the Company’s Form 8-K dated April 21, 1999, and incorporated herein by reference.

4.9	Certificate of Rights and Preferences of Series D-1 Preferred Stock of Input/Output, Inc., filed as Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2005, and incorporated herein by reference.

4.10	Second Amendment to Rights Agreement dated February 16, 2005, amending the terms of the Rights Agreement between I/O and Computershare Investor Services, LLC (successor to Harris Trust and Savings Bank), as Rights Agent, dated as of January 17, 1997, filed as Exhibit 3.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 17, 2005, and incorporated herein by reference.

**5.1	Opinion of Fulbright & Jaworski L.L.P.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Deloitte & Touche LLP.

**23.3	Consent of Fulbright & Jaworski L.L.P. (incorporated by reference to Exhibit 5.1).

*24.1	Power of Attorney (included in Signature Page).

*	Filed herewith

**	To be filed by amendment

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stafford, State of Texas, on March 28, 2005.

INPUT/OUTPUT, INC.

By:	/s/ Robert P. Peebler

Robert P. Peebler
President, Chief Executive Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert P. Peebler, J. Michael Kirksey and David L. Roland, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any and all post-effective amendments) to this Registration Statement on Form S-3 and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Robert P. Peebler	President, Chief Executive Officer
and Director
Robert P. Peebler	(principal executive officer)	March 28, 2005

/s/ J. Michael Kirksey	Executive Vice President and
Chief Financial Officer
J. Michael Kirksey	(principal financial officer)	March 28, 2005

Controller and Director of
/s/ Michael L. Morrison	Accounting (principal
	accounting officer)	March 28, 2005
Michael L. Morrison

/s/ James M. Lapeyre, Jr.
	Chairman of the Board of	March 28, 2005
James M. Lapeyre, Jr.	Directors and Director

/s/ Bruce S. Appelbaum
	Director	March 28, 2005
Bruce S. Appelbaum

/s/ Theodore H. Elliott, Jr.
	Director	March 28, 2005
Theodore H. Elliott, Jr.

/s/ Franklin Myers
	Director	March 28, 2005
Franklin Myers

	Director	March __, 2005
S. James Nelson, Jr.

/s/ John N. Seitz
	Director	March 28, 2005
John N. Seitz

/s/ Sam K. Smith
	Director	March 28, 2005
Sam K. Smith

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Specimen Certificate for shares of Common Stock, incorporated by reference to Exhibit F of the Company’s Registration Statement on Form 8-A dated October 17, 1994, and incorporated herein by reference.

4.2	Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to the Company’s Transition Report on Form 10-K for the seven months ended December 31, 2000, and incorporated herein by reference.

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated October 10, 1966, incorporated by reference to the Company’s Form 10-K for the year ended December 31, 2003.

**4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated ________________.

4.5	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2002.

4.6	Form of Certificate of Designation, Preference and Rights of Series A Preferred Stock of Input/ Output, Inc., filed as Exhibit 2 to the Company’s Registration Statement on Form 8-A dated January 27, 1997 (attached as Exhibit 1 to the Rights Agreement referenced in Exhibit 4.6), and incorporated herein by reference.

4.7	Rights Agreement, dated as of January 17, 1997, by and between Input/Output, Inc. and Harris Trust and Savings Bank, as Rights Agent, including exhibits thereto, filed as Exhibit 4 to the Company’s Form 8-A dated January 27, 1997, and incorporated herein by reference.

4.8	First Amendment to Rights Agreement by and between the Company and Harris Trust and Savings Bank as Rights Agent, dated April 21, 1999, filed as Exhibit 10.3 to the Company’s Form 8-K dated April 21, 1999, and incorporated herein by reference.

4.9	Certificate of Rights and Preferences of Series D-1 Preferred Stock of Input/Output, Inc., filed as Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2005, and incorporated herein by reference.

4.10	Second Amendment to Rights Agreement dated February 16, 2005, amending the terms of the Rights Agreement between I/O and Computershare Investor Services, LLC (successor to Harris Trust and Savings Bank), as Rights Agent, dated as of January 17, 1997, filed as Exhibit 3.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 17, 2005, and incorporated herein by reference.

**5.1	Opinion of Fulbright & Jaworski L.L.P.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Deloitte & Touche LLP.

**23.3	Consent of Fulbright & Jaworski L.L.P. (incorporated by reference to Exhibit 5.1).

*24.1	Power of Attorney (included in Signature Page).

*	Filed herewith

**	To be filed by amendment